EXHIBIT 11

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Offering Statement on Form 1-A of our report dated September 22, 2025 except for the matters described in Note 1 (the stock split adjustment), as to which the date is September 25, 2025, relating to the financial statements of Andrew Arroyo Real Estate Inc. (the “Company”) included in the Company’s Annual Report on Form 1-K for the year ended December 31, 2024.

/s/ Ramirez Jimenez International CPAs

Irvine, California

September 25, 2025